Exhibit 10.2

LINE OF CREDIT AGREEMENT

by and between

ISIS PHARMACEUTICALS, INC.

as Borrower

and

MORGAN STANLEY PRIVATE BANK, NATIONAL ASSOCIATION

as Lender

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LIST OF SCHEDULES

SCHEDULE I	CERTAIN DEFINED TERMS

SCHEDULE 4.01(g)	SUBSIDIARIES/MAJOR AFFILIATES

SCHEDULE 4.01(h)	OWNERSHIP

SCHEDULE 4.01(i)	EXISTING LIENS

LIST OF EXHIBITS

EXHIBIT A	SECURITIES ACCOUNT COLLATERAL MAINTENANCE GUIDELINES

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BASIC TERMS

Note:	See Schedule I hereto for certain definitions of terms used in these Basic Terms.

Line of Credit Commitment:	A maximum amount of $20,000,000.00, subject to adjustment as set forth under the definition of “Commitment” on Schedule I hereto.

Use of Proceeds:
The proceeds of the Advances shall be available (and the Borrower agrees that the Borrower shall use such proceeds or cause such proceeds to be used) solely to provide for general working capital non-purpose uses.  No proceeds of any Advance will be used (i) to purchase or carry any margin stock (as defined in Regulation U) or other securities or to extend credit to others for the purpose of purchasing or carrying margin stock or other securities, (ii) to repay any loan that was used to purchase or carry margin stock or other securities, or (iii) to repay a loan made by an Affiliate of the Lender.

Payments:
All payments to the Lender hereunder shall be made by (i) wire transfer to an account specified by the Lender or (ii) check or money order mailed to Morgan Stanley Private Bank, National Association, P.O. Box 60520, City of Industry, California 91716-0520, or to such other address as may be designated by the Lender from time to time in a written notice to the Borrower.

In addition, the Borrower may authorize the Lender to initiate ACH debit entries (“Automatic ACH Payment”) to pay amounts due hereunder from an account to be specified by the Borrower in writing in accordance with requirements established by the Lender.  After the Lender receives such authorization from the Borrower in the form determined by the Lender, the authorization shall remain in effect until the Lender receives from the Borrower written notice that such authorization is terminated, and both the Lender and the depository institution holding the account debited by the ACH have sufficient time to act on such notice.

Repayment:
The Borrower shall pay to the Lender interest on the unpaid principal amount of the Revolving Loan monthly in arrears not later than (i) if paid by ACH, the tenth (10th) day of each month and (ii) if paid by check, money order or wire transfer, the fifteenth (15th) day of each month (in each case, except for interest on LIBO Rate Loans and SWAP Rate Loans, which shall be paid as set forth below), and, in each case, on the Termination Date and on such other date when the Revolving Loan shall be paid in full pursuant to this Agreement and the other Loan Documents.

The Borrower shall pay to the Lender interest on the unpaid principal amount of the Revolving Loan monthly in arrears (i) every thirtieth (30th) day after the commencement of any Interest Period (provided, however, to the extent that the thirtieth (30th) day after the commencement of such Interest Period, or any thirtieth (30th) day thereafter, is not a Business Day, the Borrower shall pay to the Lender interest in accordance with this Section on the first Business Day preceding such thirtieth (30th) day on which interest would otherwise be due) and upon the expiration of the Interest Period for any Revolving Loan that is a LIBO Rate Loan or a SWAP Rate Loan and (ii) on the Termination Date.  The Borrower shall pay any outstanding fees, costs, expenses and interest on the unpaid principal amount of the Revolving Loan on the date on which the Revolving Loan shall be paid in full pursuant to this Agreement and the other Loan Documents.

The Borrower shall repay to the Lender on the Termination Date the principal amount of the Revolving Loan then outstanding, together with all fees, costs and expenses and accrued and unpaid interest thereon.

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Advances:
Advances hereunder may be made by wire transfer pursuant to written wire instructions provided by the Borrower to the Lender.  Alternatively, Advances hereunder may be made via ACH deposit to the Designated Account per instructions provided to the Lender by the Borrower.  Subject to the provisions of Sections 2.02, 3.01 and 3.02 hereof, the Lender shall endeavor to fund requests for Advances received by 1:00 p.m. (Eastern Time) on any Business Day on the same day the request is received (unless the Borrower requests that any such Advance be made as one or more LIBO Rate Loans or SWAP Rate Loans, in which case the provisions of the section below entitled “Fixed LIBO Rate” or “Fixed SWAP Rate”, as applicable, shall apply).

Interest:
The Revolving Loan, other than any LIBO Rate Loan or SWAP Rate Loan, shall bear interest at a floating rate of interest equal to the Monthly LIBO Rate in effect from time to time plus  1.25% (the “Margin”) per annum, such rate to change when and as the Monthly LIBO Rate changes, payable in arrears monthly in accordance with the Repayment section of these Basic Terms.  If for any reason the Monthly LIBO Rate shall cease to be available, interest shall accrue at a rate per annum equal to the Prime Rate plus the Margin.

Fixed LIBO Rate:
The Borrower shall have the right on prior written notice to the Lender to request that (a) an Advance be made as one or more LIBO Rate Loans or (b) all or a portion of the then outstanding Revolving Loan be converted to one or more LIBO Rate Loans, which request must be received by the Lender by 12:00 noon (Eastern Time) at least two (2) Business Days’ prior to any such Advance being made as a LIBO Rate Loan or any conversion of the Revolving Loan to one or more LIBO Rate Loans, and any such Advance or conversion shall be made in accordance with the terms and procedures provided in this section and shall be in an amount not less than the minimum amount specified in Section 2.02(a)(ii) hereof, in which case the applicable interest rate for the Interest Period selected by the Borrower shall be a per annum rate equal to the LIBO Rate determined by the Lender at approximately 12:00 noon (Eastern Time) two (2) Business Days prior to the commencement of such Interest Period plus the Margin (the “Fixed LIBO Rate”) and not the floating rate described above.  The Borrower shall select the requested duration of the applicable Interest Period (which shall be one (1), two (2), three (3), four (4), six (6), or twelve (12) months) by notifying the Lender in writing at least two (2) Business Days before the date of the requested advance or conversion.  The Fixed LIBO Rate shall be in effect for the duration of the Interest Period.  Upon the Borrower’s request made in accordance with the terms set forth in this section, the requested Advance or Revolving Loan (or portion thereof) will be made or will convert to a LIBO Rate Loan, provided that no Default or Event of Default has occurred or is then continuing.  The Borrower will not have any right to change the interest rate on any LIBO Rate Loan until the expiration of the applicable Interest Period and such LIBO Rate Loan shall continue to bear interest at the applicable Fixed LIBO Rate until the end of such Interest Period.  Prior to the expiration of any Interest Period, the Borrower may request that a new Interest Period be applied to the applicable LIBO Rate Loan pursuant to the terms and conditions set forth in this section.  If the Borrower fails to request a new Interest Period, the LIBO Rate Loan will revert to a Revolving Loan bearing interest at a per annum rate equal to the Monthly LIBO Rate plus the Margin as described above in the paragraph entitled “Interest” upon the expiration of the Interest Period.  Notwithstanding the foregoing, the Borrower shall only be permitted to have a maximum of five (5) LIBO Rate Loans and/or SWAP Rate Loans (in the aggregate) outstanding at any given time.

Fixed SWAP Rate:
The Borrower shall have the right on prior written notice to the Lender to request that (a) an Advance be made as one or more Swap Rate Loans or (b) all or a portion of the then outstanding Revolving Loan be converted to one or more SWAP Rate Loans, which request must be received by the Lender by 12:00 noon (Eastern Time) at least two (2) Business Days’ prior to any such Advance being made as a SWAP Rate Loan or any conversion of the Revolving Loan to one or more SWAP Rate Loans, and any such Advance or conversion shall be made in accordance with the terms and procedures provided in this section and shall be in an amount not less than the minimum amount specified in Section 2.02(a)(ii) hereof, in which case the applicable interest rate for the Interest Period selected by the Borrower shall be a per annum rate equal to the SWAP Rate determined by the Lender at approximately 12:00 noon (Eastern Time) two (2) Business Days prior to the commencement of such Interest Period plus the Margin (the “Fixed SWAP Rate”) and not the floating rate described above.  The Borrower shall select the requested duration of the applicable Interest Period (which may extend from the date of the Advance or conversion through the Termination Date) by notifying the Lender in writing at least two (2) Business Days before the date of the requested advance or conversion.  The applicable Fixed SWAP Rate shall be in effect for the duration of the Interest Period.  Upon the Borrower’s request made in accordance with the terms set forth in this section, the requested Advance or Revolving Loan (or portion thereof) will be made or will convert to a SWAP Rate Loan provided that no Default or Event of Default has occurred or is then continuing.  The Borrower will not have any right to change the interest rate on any SWAP Rate Loan until the expiration of the applicable Interest Period and such SWAP Rate Loan shall continue to bear interest at the applicable Fixed SWAP Rate until the end of such Interest Period.  Prior to the expiration of any Interest Period, the Borrower may request that a new Interest Period be applied to the applicable SWAP Rate Loan pursuant to the terms and conditions set forth in this section.  If the Borrower fails to request a new Interest Period, the SWAP Rate Loan will revert to a Revolving Loan bearing interest at a per annum rate equal to the Monthly LIBO Rate plus the Margin as described above in the paragraph entitled “Interest” upon the expiration of the Interest Period.  Notwithstanding anything in the foregoing to the contrary, the Borrower shall only be entitled to elect a SWAP Rate Loan with an Interest Period of five (5) years on the Effective Date.

Optional and Mandatory Prepayments:
If at any time the aggregate unpaid principal amount of the Revolving Loan exceeds the Commitment, the Borrower shall immediately make a payment in an amount sufficient to reduce such aggregate unpaid principal amount to an amount that is not greater than the Commitment, provided that such prepayment shall be in addition to, not in lieu of, the provisions of the “Collateral Maintenance” section in these Basic Terms. Upon such prepayment by the Borrower, the Lender shall advise the Borrower of, and the Borrower shall immediately pay to the Lender, accrued and unpaid interest at the interest rate set forth herein on the amount of such prepayment of the Revolving Loan to the date of such prepayment.  Each prepayment made hereunder shall be applied by the Lender to repayment of the Revolving Loan in such order as the Lender in its sole and absolute discretion shall select.

The Borrower may prepay all or any part of the Revolving Loan (other than any LIBO Rate Loan or SWAP Rate Loan) upon at least two (2) Business Days’ prior written notice to the Lender, stating the proposed date and principal amount of such prepayment, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid.

The Borrower may prepay any LIBO Rate Loan or SWAP Rate Loan upon at least five (5) Business Days’ prior written notice to the Lender, stating the proposed date and principal amount of the prepayment.  If the notice is given, the Borrower shall prepay such outstanding principal amount of such LIBO Rate Loan or SWAP Rate Loan, together with (a) a Prepayment Premium on the principal amount prepaid and (b) accrued interest to the date of such prepayment on the principal amount prepaid.  All calculations and determinations by the Lender of the amount of the Prepayment Premium, if made in accordance with its then standard procedures for so calculating or determining such amount, shall be conclusive absent manifest arithmetic error.

Each prepayment of the Revolving Loan (other than any LIBO Rate Loan or SWAP Rate Loan) made hereunder shall be in a minimum principal amount of $100,000.00 and an integral multiple of $100,000.00 in excess thereof.

Each prepayment of LIBO Rate Loans or SWAP Rate Loans made hereunder shall be in a minimum principal amount of $500,000.00 and an integral multiple of $100,000.00 in excess thereof.

If any prepayment is received by the Lender after 1:00 p.m. (Eastern Time) or on any day other than a Business Day, such prepayment shall be deemed to have been made on the next succeeding Business Day.

Collateral Maintenance:
With respect to Collateral held in the Securities Account, if at any time the aggregate unpaid principal amount of the Revolving Loan equals or exceeds the sum of the amounts determined by multiplying the aggregate Market Value of each type of Collateral set forth in Column A of Exhibit A hereto times the corresponding percentage specified in Column C of Exhibit A hereto (a “Curable Shortfall”), then the Borrower shall, within five (5) Business Days, (i) make a payment, (ii) deposit additional Collateral of a type and nature acceptable to the Lender, in its sole and absolute discretion, into the Securities Account, or (iii) make a combination of the payments and deposits specified in clauses (i) and (ii) above, in an amount sufficient to ensure that the aggregate unpaid principal amount of the Revolving Loan is equal to or less than the sum of the amounts determined by multiplying the aggregate Market Value of each type of Collateral set forth in Column A of Exhibit A hereto times the corresponding percentage specified in Column B of Exhibit A hereto (the “Shortfall Cure Amount”).  If the Borrower fails to make such payment and/or deposit in respect of the Shortfall Cure Amount within such five (5) Business Day period, the Lender shall have the immediate right, without notice or other action (notwithstanding any prior notice that may have been given in respect of such Curable Shortfall or anything else contained herein), to exercise any or all other remedies available to the Lender herein or under any other Loan Document (including, without limitation, the liquidation of the Collateral held in the Securities Account).

If the Borrower makes a payment to eliminate the Curable Shortfall, the Lender shall apply such payment to reduce the aggregate unpaid principal amount outstanding under the Revolving Loan.

Notwithstanding the foregoing, if at any time the aggregate unpaid principal amount of the Revolving Loan equals or exceeds the sum of the amounts determined by multiplying the aggregate Market Value of each type of Collateral set forth in Column A of Exhibit A hereto times the corresponding percentage specified in Column D of Exhibit A hereto (a “Default Shortfall”; and together with a Curable Shortfall, collectively, a “Shortfall”), then the Borrower must immediately (x) make a payment, (y) deposit additional Collateral of a type and nature acceptable to the Lender, in its sole and absolute discretion, into the Securities Account, or (z) make a combination of the payments and deposits specified in clauses (x) and (y) above, in an amount sufficient to ensure that the aggregate unpaid principal amount of the Revolving Loan is equal to or less than the sum of the amounts determined by multiplying the aggregate Market Value of each type of Collateral set forth in Column A of Exhibit A hereto times the corresponding percentage specified in Column B of Exhibit A hereto (the “Default Shortfall Cure Amount”).  If the Borrower fails to immediately make such payment and/or deposit in respect of the Default Shortfall Cure Amount, the Lender shall have the immediate right, without notice or other action (notwithstanding any prior notice given under the preceding paragraph or anything else contained herein), to exercise any or all other remedies available to the Lender herein or under any other Loan Document (including, without limitation, the liquidation of the Collateral held in the Securities Account).

Only Collateral in the Securities Account of the specific types indicated in Column A of Exhibit A hereto, and having a per share value equal to or greater than that indicated in Column A of Exhibit A hereto for such type of Collateral, if any, shall be included by the Lender in determining the value of the Collateral in the Securities Account for purposes of ascertaining the amount of the Commitment hereunder from time to time or at any time.  Additionally, if, at any time more than 25% of the aggregate value of the Collateral in the Securities Account consists of securities issued by a single issuer of the type specified in row (8) of Exhibit A hereto, all of such securities shall be excluded in ascertaining the amount of the Commitment, or in ascertaining the existence of any Shortfall Cure Amount or Default Shortfall Cure Amount, at such time.

Payments and Computations:
The Borrower shall make each payment hereunder in respect of interest on, principal of, or other amount related to the Revolving Loan not later than 12:00 noon (Eastern Time) on the day when due in United States Dollars in same day funds, with payments being so received by the Lender after such time being deemed to have been made on the next succeeding Business Day.

All computations of interest hereunder shall be made by the Lender on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

Late Charge:
If the Borrower fails to pay any interest or principal payment on the Revolving Loan:

(i) in the case of payments made by ACH debit, within ten (10) days after the same becomes due and payable hereunder, the Borrower shall, at the option of the Lender, pay to the Lender a late charge equal to five percent (5%) of the amount of such payment, payable on the eleventh (11th) day after such payment becomes due and payable hereunder; or

(ii) in the case of payments made by check, wire transfer or money order, within five (5) days after the same becomes due and payable hereunder, the Borrower shall, at the option of the Lender, pay to the Lender a late charge equal to five percent (5%) of the amount of such payment, payable on the sixth (6th) day after such payment becomes due and payable hereunder.

Default Rate:
In addition to any applicable late charge, upon the occurrence and during the continuance of an Event of Default, the interest on the aggregate unpaid principal amount of the Revolving Loan shall be increased, at the option of the Lender, to a rate equal to the lesser of three percent (3%) per annum above the rate of interest applicable hereunder or the Maximum Rate (the “Default Rate”).

Commitment Fee:	Commitment fee waived.

Other Fees:	The Borrower has paid any fees that are outlined in the Letter of Interest.

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Unused Availability Fee:
The Borrower will pay to the Lender an unused availability fee equal to 0.25% per annum of the daily unused portion of the Commitment, which fee shall be payable quarterly, in arrears; provided, however, that such fee shall be waived for this first year of this Revolving Facility.

Notices, Etc.:
All notices and other communications provided for hereunder shall be in writing (including fax communication and any other method of communication authorized by the Lender) and faxed or sent by a reputable overnight courier or delivery service to the Borrower, at the Borrower’s address at 2855 Gazelle Ct., Carlsbad, CA 92010 or fax number (760) 268-4922, Attention:  Steve Smith (with copy to General Counsel fax (760) 268-4922); or if to the Lender, at its address at Morgan Stanley Private Bank, National Association, c/o Morgan Stanley Smith Barney LLC, 2000 Westchester Avenue, Floor 2NE, Purchase, New York 10577, or fax number (914) 225-9110; or, as to the Borrower or the Lender at such other address or fax number as shall be designated by such party in a written notice to the other party or, in the case of a change of the Borrower’s address or fax number, as may be requested by the Borrower by telephonic notice and confirmed in writing by the Lender.  All such notices and communications shall, when faxed, be effective upon the faxing thereof or, when sent by reputable overnight courier or delivery system, be effective on the Business Day following the day when the same is sent in such manner, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.  Delivery by facsimile or other electronic means of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any schedule or exhibit hereto to be executed and delivered hereunder shall be as effective as delivery of an original executed counterpart thereof.

The foregoing Basic Terms are incorporated into and made a part of this Agreement.

LINE OF CREDIT AGREEMENT

LINE OF CREDIT AGREEMENT (this “Agreement”), dated as of June 16, 2015, between ISIS PHARMACEUTICALS, INC. (the “Borrower”), and MORGAN STANLEY PRIVATE BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

PRELIMINARY STATEMENTS:

A.            The Borrower has requested that the Lender extend to the Borrower a line of credit for the benefit of the Borrower to be used solely to provide for general working capital non-purpose uses.

B.             The Lender has agreed to extend such commercial line of credit to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, BASIC LOAN AND ACCOUNTING TERMS

Section 1.01                      Certain Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the terms used herein shall have the meanings given thereto in the Basic Terms (as defined below) and in Schedule I annexed hereto and incorporated by reference herein.

Section 1.02                      Basic Terms, Schedules and Exhibits.  The Basic Terms above (the “Basic Terms”) and all exhibits and schedules referred to herein are incorporated herein by reference as though set forth herein in full.

Section 1.03                       Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

REVOLVING FACILITY

Section 2.01                       The Revolving Facility. The Lender agrees, on the terms and conditions set forth in this Agreement, and in particular Section 2.02 and Section 2.03 hereof, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date, in an aggregate amount of Advances (including LIBO Rate Loans and SWAP Rate Loans) outstanding not to exceed at any time the Commitment.  Within the limits of the Commitment, the Borrower may borrow, repay and re-borrow Advances (including LIBO Rate Loans and SWAP Rate Loans).  The Borrower shall execute and deliver to the Lender a Line of Credit Promissory Note in form and substance satisfactory to the Lender in the maximum amount of the Commitment (the “Note”).  The Note shall evidence the Borrower’s unconditional obligation to repay the Lender for all Advances made under this Agreement, together with interest as provided herein.  Each Advance under the Commitment shall be deemed evidenced by the Note, which is deemed by this reference to be incorporated herein and made a part hereof.

Section 2.02                      Making the Advances.  Upon fulfillment of the conditions set forth in Article III hereof, an Advance under this Agreement may be made by the Lender to the Borrower as follows:

(a)                        The Lender or its Affiliates shall make an Advance by wire transfer or such other means agreed to by the Lender in its sole and absolute discretion as follows:

(i)             Wire transfers shall be made pursuant to written notice and wire instructions provided by the Borrower to the Lender not later than (A) 1:00 p.m. (Eastern Time) on the date the Borrower desires such proposed Advance to be funded for Advances other than LIBO Rate Loans and SWAP Rate Loans, or (B) by 12:00 noon (Eastern Time) two (2) Business Days prior to the date of the proposed Advance for LIBO Rate Loans and SWAP Rate Loans.  Each such notice of an Advance shall be by telephone, confirmed immediately in writing, or fax or other method then authorized by the Lender, and shall specify therein (A) the requested date of such Advance, (B) the requested amount of such Advance, and (C) any other instructions which are required to enable the Lender to make the Advance.  The Lender or its Affiliates shall, on the requested date, cause the proceeds of such Advance to be advanced for or on account of the Borrower by wire transfer to an account designated by, and pursuant to wire instructions provided by, the Borrower or in any other manner agreed to by the Lender.

(ii)            Each Advance shall be in an amount greater than or equal to $100,000.00.

(b)                       The Borrower may request that an Advance be disbursed by wire transfer or such other means as offered by the Lender from time to time.  For disbursements requested to be made by wire transfer, the Borrower’s request shall specify the deposit account to which proceeds of the Advance are to be sent or deposited.  The Lender may rely on account information provided by the Borrower in a wire transfer or other request without investigation and the Borrower bears the entire risk of wire or other transfers to the wrong account because of incorrect account information provided by the Borrower.

(c)                        If any accrued interest on the Revolving Loan, or any fee or other amount (other than principal on any Advance) payable hereunder shall not be paid by or on behalf of the Borrower as contemplated by the paragraph entitled “Payments and Computations” set forth in the Basic Terms section of this Agreement when such interest, fee or other amount becomes due and payable, the Borrower shall be deemed to have requested the Lender make, and shall be deemed to have agreed to, an Advance hereunder on the due date of, and in the amount of, such interest, fee or other amount.  Upon fulfillment of the applicable conditions set forth in Article III, the Lender may, in its sole discretion on such date, make available to the Borrower, the amount of such Advance and cause the proceeds of such Advance to be applied to the payment of such interest, fee or other amount.  If, however, on such date the aggregate outstanding principal amount of the Revolving Loan shall be $250,000.00 or less, the Borrower may, on or before (i) the fifteenth (15th) day of each month for payments made via check/lockbox or wire transfer, or (ii) the tenth (10th) day of each month for payments made via ACH next following such date, notify the Lender that the Borrower does not so request or agree to such Advance made pursuant to this clause (c) and that the Borrower has paid or will pay such interest, fee or other amount by other means.  If the Borrower shall so notify the Lender, such Advance and such application of proceeds pursuant to this clause (c) shall be cancelled and the Lender shall be deemed not to have so made such Advance or applied the proceeds thereof (and, for purposes of this Agreement, such Advance shall not be outstanding).  If, however, the Borrower shall not so notify the Lender on or before (i) the fifteenth (15th) day of each month for payments made via check/lockbox or wire transfer, or (ii) the tenth (10th) day of each month for payments made via ACH next following such date, the Borrower shall be deemed to have confirmed its agreement to such Advance.

Section 2.03                      Terms and Repayment.  The Advances shall bear interest and be repaid in accordance with the terms and conditions set forth in the Basic Terms.

Section 2.04                      Taxes.  The Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Loan Document.

Section 2.05                      Evidence of Debt.  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Advances hereunder from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.  Entries made in good faith by the Lender in such account or accounts shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement, absent manifest error, provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under the Note and this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01                      Conditions Precedent to Effectiveness of this Agreement.  This Agreement shall become effective on and as of, and the Lender shall be obligated to make the first of the Advances only on or after, the later of the date hereof or the first date on which all of the following conditions precedent have been satisfied (the “Effective Date”):

(a)                        The Borrower shall have identified the Designated Account and provided to the Lender all documentation reasonably required by the Lender to effect the ACH deposits and withdrawals hereunder, or in the alternative, the Borrower shall have provided the Lender with written wire instructions to effect a wire disbursement of deposits and withdrawals hereunder.

(b)                       The Borrower shall have established and/or funded, and pledged to the Lender, an account at Morgan Stanley Smith Barney in each case upon terms satisfactory to the Lender in its sole discretion.

 (c)                      The Borrower shall have paid each of the required fees payable pursuant to the Basic Terms, if any, as well as any other expenses or other payment items set forth in Section 7.04(a) hereof or in any Closing Checklist that the Lender may have provided to the Borrower including, without limitation, any and all legal fees and disbursements of counsel to the Lender associated herewith.

(d)                       The Lender shall have received on or before the date of the first Advance to be made hereunder all of the documents listed on any Closing Checklist that the Lender may have provided to the Borrower, in addition to that which is set forth elsewhere in this Section 3.01, all in form and substance satisfactory to the Lender.

(e)                        The Lender shall have received such other approvals, opinions and documents as the Lender may reasonably request.

Upon satisfaction of such conditions, the Borrower hereby authorizes the Lender to insert, update or correct (a) any names, addresses and titles on behalf of the Borrower, the Lender or any other Loan Party in any Loan Document, (b) the date of each Loan Document, where required in such document, and (c) the effective interest rate and, as applicable, the repayment schedule in the Basic Terms hereof, whereupon the first Advance shall be made available to the Borrower in accordance with the terms and conditions hereof.  At any time prior to the Effective Date, the Lender may, in its sole and absolute discretion, terminate any obligation it may have, if any, to execute and deliver this Agreement and make the Revolving Loan, whereupon any obligation of the Lender hereunder to make any Advance or in any other document executed in connection with any Advance shall terminate and be void and of no force and effect.

Section 3.02                      Conditions Precedent to Each Advance under the Revolving Facility.  The obligation of the Lender to make each Advance shall be subject to the satisfaction of the following conditions precedent before or concurrently with the making of such Advance:

(a)                        the following statements shall be true (and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of any Advance such statements are true):

(i)            the representations and warranties of the Borrower and each other Loan Party contained in Section 4.01 hereof and in each other Loan Document are correct on and as of the date of any Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)           no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default; and

(b)                       the Lender shall have received such approvals, opinions and documents as the Lender may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01                       Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lender as follows:

(a)                       The Borrower: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State, Commonwealth or other jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign business entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, agreements and other approvals) to own and lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  The Borrower’s principal place of business is located in the State of California.

(b)                       The execution, delivery and performance by the Borrower of the Note, this Agreement and the other Loan Documents to which it is a party are within the Borrower’s powers, have been duly authorized, by all necessary action, and (i) do not contravene the Borrower’s charter or bylaws, operating agreement or partnership agreement, as the case may be, (ii) do not contravene any law or any contractual restriction binding on or affecting the Borrower, (iii) will not result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, credit agreement, indenture, mortgage, deed of trust, bond, note, lease or other instrument or agreement binding on or otherwise affecting the Borrower or any of its properties, or (iv) except for the Liens created under the Loan Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower.

(c)                        No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, or (ii) the granting by the Borrower of the Liens granted by it created pursuant to the Collateral Documents.

(d)                       The Note, this Agreement and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower, and are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)                       There is no pending or threatened action, unsatisfied judgment or other proceeding affecting the Borrower before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of the Note, this Agreement or any other Loan Document to which the Borrower is a party, or the consummation of the transactions contemplated hereby or thereby.

 (f)                       The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U), and no proceeds of any Advance will be used (i) to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock, (ii) to repay any loan that was used to purchase or carry any margin stock, or (iii) to repay a loan made by an Affiliate of the Lender.

(g)                       “Isis Pharmaceuticals, Inc.” is the proper legal name of the Borrower, and the Borrower is a corporation; and as of the date hereof, it has only those Subsidiaries and Major Affiliates listed on Schedule 4.01(g) hereof.

(h)                      Schedule 4.01(h) hereof sets forth Borrower’s stockholders who beneficially own greater than 5% of Borrower’s voting stock as disclosed pursuant to the Securities Exchange Act of 1934, and the ownership interest in Borrower’s Subsidiaries.

(i)                         Schedule 4.01(i) hereof sets forth all of the Liens existing as of the date hereof filed against the Borrower, as debtor, and no such Liens are “adverse claims,” as such term is defined in Section 8-102(a) of the Code.

(j)                         The Borrower, each other Loan Party and/or Subsidiary of the Borrower or any other Loan Party (and to Borrower’s knowledge, each Major Affiliate), in each case to the extent required, (i) are in full compliance with and have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-corruption and anti-money laundering laws, rules and regulations, including, without limitation, the applicable provisions of the USA Patriot Act 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”), (ii) have implemented a Customer Identification Program (“CIP”) and perform CIP due diligence in accordance with the Patriot Act, (iii) have policies and procedures reasonably designed to comply with Sections 312 and 319 of the Patriot Act, including the identification of beneficial ownership where required under applicable law, and (iv) have policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks in compliance with Sections 313 and 319 of the Patriot Act.

(k)                       Neither the Borrower, any other Loan Party, and/or Subsidiary of the Borrower or any Loan Party (and to Borrower’s knowledge, no Major Affiliate), nor any Person who, to the Borrower’s knowledge, has or will have an interest in the transaction contemplated by this Agreement or will participate, in any manner whatsoever, in receiving or utilizing the proceeds of any Advance, whether directly or indirectly, is or has been a Politically Exposed Person or an Immediate Family Member or Close Associate of a senior political figure.

(l)                         Neither the Borrower, any other Loan Party, and/or Subsidiary of the Borrower or any Loan Party (and to Borrower’s knowledge, no Major Affiliate), nor any director, officer, or employee thereof, nor, to the Borrower’s knowledge, any, agent or representative thereof, is a Person that, or is owned or controlled by a Person that, (i) is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Economic Sanctions”), (ii) is located, organized or resident in a country or territory that would be impermissible under any Economic Sanctions (including, without limitation, the countries and territories of Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria) or (iii) has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage

(m)                      The financial statements of the Borrower as at the end of the most recently ended fiscal year of the Borrower containing a balance sheet of the Borrower and the related statements of income and cash flow of the Borrower for the fiscal year then ended, duly certified by an Authorized Person of the Borrower, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower as at such date and the results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP.  Since the end of the most recently ended fiscal year there has been no Material Adverse Change with respect to the Borrower.

(n)                       All tax returns required to be filed by the Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its property, income or franchises, which are shown to be due and payable on such returns have been paid.  The Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to the Borrower.

(o)                       The Borrower is solvent, is able to pay its debts as they become due and now owns property having a value both at fair valuation and a present fair salable value greater than the amount required to pay such debts as they mature, and will not be rendered insolvent, or be left with insufficient capital, or be unable to pay its debts as they mature, by the execution, delivery and performance of this Agreement or any other Loan Document to which the Borrower is a party or by the transactions contemplated hereunder or thereunder.

(p)                     The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or other material lease, commitment, contract, instrument or other obligation, except as disclosed to Lender in writing.

(q)                       There is no event which constitutes a Default.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01                      Affirmative Covenants.  So long as any portion of the Revolving Loan shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

(a)                       Compliance with Laws, Etc.  Comply in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Regulation X and any and all applicable securities laws.

(b)                       Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon the Borrower’s property; provided, however, that unless required by one of the Collateral Documents the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP by the Borrower, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)                        Maintenance of Insurance.  (i) Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and (ii) maintain insurance coverage which complies with the workers’ compensation and employers’ liability laws of all states in which the Borrower shall be required to maintain such insurance.

(d)                       Preservation of Organizational Existence, Etc.  Preserve and maintain its existence, rights (charter and statutory) and franchises; including, without limitation, its legal name and jurisdiction of organization.

(e)                       Visitation Rights.  Permit at any reasonable time and from time to time, the Lender or any agents or representatives thereof, upon reasonable advance notice to the Borrower, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and with their independent certified public accountants and financial advisors once per every rolling twelve (12) month period; provided, however, that if an Event of Default has occurred and is continuing, such limitation shall not apply and the Lender shall be entitled to make as many such inspections as it deems appropriate in its sole discretion and shall not be required to provide the Borrower or any other Person with prior notice of any such inspections.

(f)                        Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with GAAP.

(g)                       Maintenance of Properties, Etc.  Maintain and preserve all of its properties that are used or useful in the conduct of its business (i) as required under any of the Collateral Documents, where applicable, and (ii) otherwise in good working order and condition, ordinary wear and tear excepted.

(h)                       Transactions with Major Affiliates.  Conduct all transactions otherwise permitted under the Loan Documents with any of its Major Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person not a Major Affiliate.

(i)                         Reporting Requirements.  Furnish to the Lender:

(A)           to the extent not publicly available, as soon as available and in any event no later than April 30st of each year, and if requested by the lender, the Borrower shall provide a complete SEC Form 10-K (annual report) containing the balance sheet, income statement, cash flows, notes to consolidated financial statements and Management’s Discussion and Analysis, dated within four months of each April 30 (for avoidance of doubt, the next report will be due on or before April 30, 2016 for the year ending December 31, 2015);

(B)            to the extent not publicly available, as soon as available and in any event within the earlier of (i) fifteen (15) days after the filing thereof, and if requested the lender, the Borrower shall provide a complete SEC Form 10-Q (quarterly report) containing the balance sheet, income statement, cash flows, notes to consolidated financial statements and Management’s Discussion and Analysis, dated within forty-five (45) days of each quarter-end (for avoidance of doubt, the next report will be due on or before August 15, 2015 for the period ending June 31, 2015);

(C)            as soon as possible and in any event within five (5) days after the occurrence of each Default and Event of Default continuing on the date of such statement, a statement of an Authorized Person of the Borrower setting forth details of such Default and Event of Default and the action that the Borrower has taken and proposes to take with respect thereto; and

(D)           such other information respecting the Borrower, any Guarantor and each Grantor as the Lender may from time to time reasonably request.

(j)                         Cooperation.  Take any action reasonably requested by Lender to carry out the intent of this Agreement.

(k)                       Use of Proceeds.  Use proceeds of the Advances only to provide for general working capital non-purpose uses, other than to buy or carry margin stock or other securities.

(l)                         Patriot Act; Economic Sanctions.  The Borrower will immediately notify the Lender in the event the Borrower is made aware or receives any notice that any of the Borrower, any Guarantor, or any Subsidiary or Major Affiliate of any Loan Party (or any of such Person’s beneficial owners, trustees, members, managers, partners or affiliates or participants), or any Person who, to the Borrower’s knowledge, has or will have an interest in the transaction contemplated by this Agreement or will participate, in any manner whatsoever, in receiving or utilizing the proceeds of any Advance, whether directly or indirectly (i) is or has been a Politically Exposed Person or an Immediate Family Member or Close Associate of a senior political figure or (ii) becomes the subject of any Economic Sanctions or the target of any governmental or regulatory matter involving Economic Sanctions.

(m)                      Further Assurances.  Promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower is or is to be a party.

Section 5.02                     Negative Covenants. So long as any portion of the Revolving Loan shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not:

(a)                       [Reserved].

(b)                       Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person that does not simultaneously become a Guarantor of the Borrower’s obligations hereunder (an additional “Guarantor”) pursuant to documentation satisfactory to the Lender.

(c)                       [Reserved].

(d)                       Change in Nature of Business, Management or Ownership.  Make any material change (i) in the nature of its business to a business other than research, development or commercialization of therapeutics or diagnostics, (ii) in its fiscal year, or (iii) to the legal name of any Grantor.

(e)                        Sales, Etc., of Assets.  Sell, lease, license, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than (i) in exchange for consideration not less than fair market value of such assets; (ii) sales or licenses of intellectual property in the ordinary course of business, and (iii) as otherwise permitted under any of the Collateral Documents.  The foregoing exceptions are further subject to compliance with the applicable Collateral Documents.

(f)                         Anti-Corruption and Anti-Money Laundering Laws; Economic Sanctions.  Not, directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary or Major Affiliate of the Borrower or any other Loan Party or other Person: (i) to fund or facilitate any activities that would violate applicable anti-corruption or anti-money laundering laws, rules or regulations, including, without limitation, the Patriot Act, (ii) to fund or facilitate any activities or business of, or with, any Person or any country or territory that, at the time of such funding or facilitation, is the subject of Economic Sanctions, or (ii) in any manner that will result in a violation of Economic Sanctions by any Person, including, without limitation, the Lender.

Section 5.03                      Financial Covenants.  So long as any portion of the Revolving Loan shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower shall:

(a)                       Maximum Balance Sheet Leverage.  Not permit the ratio of Total Unsubordinated Liabilities to Tangible Net Worth to exceed 3.00 to 1.00 at any time, measured on a quarterly basis.

(b)                      Debt Coverage Ratio.  Maintain, as of the end of each fiscal year, for the four (4) quarters then ended, a ratio of (a) EBITDA plus Unencumbered Liquid Assets minus any and all amount declared or paid as a dividend, purchase, redemption, retirement, defeasement or other acquisition for value of any of the Borrower’s capital stock to (b) the sum of the current maturities of all Debt for borrowed money (including, without limitation, current obligations under capital leases) plus interest expense, of not less than 1.50 to 1.00.

(c)                      Unencumbered Liquid Assets.  Maintain at all times in an account at Lender or its Affiliates a minimum of $20,000,000.00 of Unencumbered Liquid Assets.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01                      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                       The Borrower shall fail to pay any principal of or interest on the Revolving Loan when the same becomes due and payable; or the Borrower shall fail to make any other payment of fees or other amounts payable under this Agreement when the same becomes due and payable (including, without limitation, prepayments required as a result of any event described in the “Collateral Maintenance” section of the Basic Terms); or

(b)                      Any representation or warranty made by the Borrower or any other Loan Party herein or in any other Loan Document, or any representation or warranty made by the Borrower or any other Loan Party (or any of their respective trustees, officers, members, managers or partners, as applicable) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect or misleading in any material respect when made or as of the date of any Advance or the conversion date of any LIBO Rate Loan or SWAP Rate Loan; or

(c)                       (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01 (other than Section 5.01(i)), 5.02, 5.03 or 7.11, or (ii) the Borrower or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (except as set forth below in clause (iii) hereof) on its part to be performed or observed if such failure described in this subsection (c)(ii) shall remain unremedied for any grace period specified therein or for ten (10) days if no grace period is so specified or, in the case of a default under Section 5.01(f) or (g) hereof, ten (10) days after the Borrower or any other Loan Party had or should have had knowledge of such default, or (iii) the Borrower shall fail to timely cure a Curable Shortfall or immediately cure a Default Shortfall as required under the “Collateral Maintenance” section under the Basic Terms; or

 (d)                     The Borrower or any other Loan Party shall fail to pay any principal of or premium or interest on any Debt of the Borrower or such other Loan Party (as the case may be), (A) to the Lender or any Affiliate of the Lender (other than Debt hereunder), or (B) to any other Person in an aggregate amount (for all Loan Parties together) of greater than or equal to $25,000,000.00 (other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is nonrecourse to the Borrower or such Loan Party), whether such indebtedness now exists or shall hereafter be created, (x) resulting in such indebtedness becoming or being declared due and payable or (y) constituting a failure to pay the principal and interest of any such indebtedness when due and payable at its stated maturity or required purchase or, subject to clause (x) above, upon declaration or acceleration or otherwise, and such acceleration shall not have been rescinded or annulled, or such failure to pay cured, within sixty (60) days after written notice to the Borrower by the Lender; or

(e)                       The Borrower or any other Loan Party, if an individual, shall die or be declared legally incompetent or shall voluntarily dissolve, liquidate or terminate operations, or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any other Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of ten (10) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any other Loan Party shall take any action to authorize any of the actions set forth above in this subsection (e); or

(f)                        Any final judgment or order for the payment of money in excess of $25,000,000.00 (excluding any amounts covered by insurance) in the aggregate is rendered against Borrower, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(g)                       [Reserved]; or

(h)                       (A)(i) Any Lien granted pursuant to any Collateral Document shall for any reason at any time cease to be a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby and within ten (10) days of written notice from Lender to Borrower, Borrower fails to take the actions within Borrower’s powers that are necessary to restore such lien; or (ii) any of the Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect and within ten (10) days of written notice from Lender to Borrower, Borrower fails to take the actions within Borrower’s powers that are necessary to restore such Collateral Document or (B) any Loan Party shall take any action to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(i)                         [Reserved]; or

(j)                         The Borrower, any Guarantor, any Major Affiliate or Subsidiary of any of the Loan Parties shall (i) become the subject of any Economic Sanctions, (ii) become named on any list of persons who are or may be engaged in or who have been or may have been engaged in possible criminal activity or other wrongdoing, including, without limitation, money laundering or corruption or (iii) be indicted, arraigned or custodially detained on charges involving money laundering or corruption or any predicate crime to money laundering or corruption;

then, and in any such event, to the extent permitted by applicable law, the Lender may, by notice to the Borrower, (i) declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances and all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) take action to liquidate all or any part of the Collateral according to the procedures set forth in the Collateral Documents, and (iv) take any or all other remedial action permitted by applicable law; provided, however, that notwithstanding the foregoing, upon the occurrence of any event described in subsection (e) of this Section 6.01, (A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Advances and all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

Section 7.01                      Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02                      Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile communication and any other method of communication authorized by the Lender, including, without limitation, electronic mail with respect to routine day-to-day notices) and mailed, faxed, or otherwise sent or delivered in accordance with the Basic Terms.

Section 7.03                      No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04                      Costs and Expenses; Indemnification.

(a)                       The Borrower agrees to pay on demand all reasonable fees, costs and expenses of the Lender in connection with the preparation, negotiation, execution, delivery, administration, modification or amendment of any commitment letter issued by the Lender, this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, search, filing and recording fees and taxes, the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under such documents.  The Borrower further agrees to pay on demand all fees, costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Agreement, the Note, the other Loan Documents and this Section 7.04(a).  The Borrower hereby authorizes the Lender and its Affiliates at any time and from time to time, upon prior notice to the Borrower (unless a Default or an Event of Default shall have occurred and be continuing, in which case no such notice shall be required), and whether or not the Lender shall have made any demand or an Event of Default shall have occurred, to charge any account of the Borrower maintained by the Lender or any of its Affiliates against such fees, costs and expenses.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, rights of setoff) that the Lender and its Affiliates may have.

(b)                       The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims brought by a Third Party that are asserted or awarded against any Indemnified Party (together with damages, losses, liabilities and expenses, including, without limitation, reasonable fees and expenses of counsel, associated with such claims), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding the foregoing, the Borrower’s indemnification obligations hereunder shall not apply with respect to any claim, damage, loss, liability or expense that is the result of an action brought by the Borrower directly against any Indemnified Party.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  After receipt by the Lender of written notice of any claim or the commencement of any action or proceeding against an Indemnified Party, the Lender shall give the Borrower written notice of such claim or the commencement of such action or proceeding (collectively, “Actions”), including a copy of such claim, process and all legal pleadings related to any such Action.  The Lender shall be entitled to control the defense of any and all Actions using counsel of its own choosing, in its sole and absolute discretion, but the Borrower may, at its own cost and expense, participate in all such Actions with reputable counsel reasonably acceptable to the Lender.  The Borrower may, at its own cost and expense, upon reasonable request, assist the Lender with respect to the defense of any Action, with the Lender’s consent, not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, Borrower will not be liable for or be required to provide indemnification hereunder for any claim settled or disposed of without Borrower’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Each party hereto also agrees not to assert any claim against any other party hereto, or any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)                       Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

Section 7.05                      Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to sell, liquidate, transfer or otherwise apply, or to cause to sell, liquidate, transfer or otherwise apply, any assets or securities of the Borrower held by Morgan Stanley Smith Barney, and set off and apply, or cause to set off and apply, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document, whether or not the Lender shall have made any demand under this Agreement or such other Loan Document.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Lender may have.

Section 7.06                       Binding Effect; Successors and Assigns.  This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns.

Section 7.07                       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles of New York State law other than §5-1401 of the New York General Obligations Law.

Section 7.08                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

Section 7.09                       Interest Rate Limitation.  Anything herein to the contrary notwithstanding, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable on the Advances,  together with all Charges payable to the Lender, shall be limited to the Maximum Rate.  Neither the Borrower nor any other Loan Party that is or will become liable for payment of the obligations of the Borrower under this Agreement shall be liable for unearned interest on the Advances or be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 7.09 shall control over all other provisions of the Loan Documents that may be in conflict.  If (a) the maturity of the obligations of the Borrower under this Agreement is accelerated for any reason, (b) any of such obligations are prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum or (c) the Lender or any other holder of any or all of the obligations of the Borrower under this Agreement shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of such obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of such obligations or, at the Lender’s or such holder’s option, be promptly returned to the Borrower or the other payor thereof upon such determination.

Section 7.10                       Jurisdiction, Etc.

(a)                       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto consents to the service of copies of any and all process which may be served in any such action or proceeding by the mailing of copies of such process to such party at its address specified in the Basic Terms.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(b)                       Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.11                      Assignments and Participations.  The Borrower may not assign any of the Borrower’s rights or obligations under this Agreement or any other Loan Document; provided, however, that:

(a)                       subject to Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, the Borrower may assign its rights or obligations under this Agreement or any other Loan Document in connection with a change of control so long as (i) the acquiring company shall have its senior unsecured debt rated by S&P and Moody’s and such senior unsecured debt shall be rated at least BBB by S&P and at least Baa2 by Moody’s and (ii) any successor entity agrees to be bound by the terms of this Agreement and each of the other Loan Documents; and

(b)                       the Borrower may also assign its rights or obligations under this Agreement or any other Loan Document in connection with a change of control with the Lender’s consent, in its sole and absolute discretion, so long (x) as any successor entity agrees to be bound by the terms of this Agreement and each of the other Loan Documents and (y) the Borrower provides the Lender with written notice of such change of control, along with such information, that is sufficient, in the Lender’s sole and absolute discretion, for the Lender to determine whether or not it would like to accept such assignee as a substitute Borrower hereunder, at least thirty (30) days prior to the consummation of such change of control.  Notwithstanding anything in this subsection (b) to the contrary, if the Borrower provides the Lender with written notice of a change of control, along with the information required by clause (y) above less than thirty (30) days prior to the effectiveness of such change of control, the Lender shall have thirty (30) days to determine, in its sole and absolute discretion, whether or not to consent to the change of control or to require the Borrower to repay the principal amount of the Revolving Loan then outstanding, together with all fees, costs and expenses and accrued and unpaid interest thereon (a “Repayment Determination”).  If the Lender delivers notice of a Repayment Determination to the Borrower, any purported assignment by the Borrower of its rights or obligations under this Agreement or any other Loan Document shall be ineffective, the Lender’s obligation to make Advances shall immediately be terminated, and the Borrower shall repay the principal amount of the Revolving Loan then outstanding, together with all fees, costs and expenses and accrued and unpaid interest thereon as described in the prior sentence.

The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), without notice to, or the consent of the Borrower or any other Loan Party; provided, however, that, other than assignments to (i) an Affiliate of the Lender, (ii) any entity or subdivision of the United States government and (iii) Federal Reserve Banks, which, for the avoidance of doubt shall not have a limit on the number of such assignments, the Lender shall not be permitted to assign such rights and obligations to more than three (3) Persons without the consent of the Borrower.  The Lender may sell participations to one or more Persons (other than the Borrower or any other Loan Party or entity in which the Borrower has any direct or indirect equity interest, and not to exceed more than three (3) Persons without the Borrower’s consent) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it).  The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

Section 7.12                     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE ADVANCES OR THE ACTIONS OF THE LENDER OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 7.13                      Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.14                      Entire Agreement; Jointly Drafted.  This Agreement, the other Loan Documents and all brokerage agreements to which the Borrower or any Major Affiliate of the Borrower is a party with Morgan Stanley Smith Barney constitute the entire agreement among the parties and supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof.   This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

Section 7.15                      Headings.  Article, section and paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose.

Section 7.16                      Conflicts.  Conflicts between this Agreement and any of the Collateral Documents shall be resolved in favor of the latter.

Section 7.17                      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 7.18                      [Reserved].

Section 7.19                      Tax Information.  Notwithstanding anything herein to the contrary, the Borrower (and any employee, representative or other agent of the Borrower) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to the Borrower (or any employee, representative or other agent of the Borrower) relating to such tax treatment and tax structure.  However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 7.20                      Other Events.

(a)                       In the event that any introduction of or change in applicable law, regulation, condition, directive or interpretation thereof (including, without limitation, any request, guideline or policy whether or not having the force of law and including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect) by any authority charged with the administration or interpretation thereof:

(i)             subjects the Lender to any tax with respect to any Advance (other than any tax on the overall net income of the Lender); or

(ii)            changes the basis of taxation of payments to the Lender of principal of or interest on any Advance (other than any tax measured by or based upon the overall net income of the Lender); or

(iii)          imposes, modifies or deems applicable any reserve or deposit requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of the Lender in connection with the obligations of the Lender hereunder; or

(iv)         imposes upon the Lender any other condition with respect to any amount paid or payable to or by the Lender pursuant to this Agreement;

and the result of any of the foregoing is to increase the cost to the Lender of maintaining the Commitment or to reduce the amount of any payment receivable by the Lender hereunder, or to require the Lender to make any payment on or calculated by reference to the gross amount of any sum received by it pursuant hereto, in each case by an amount which the Lender in its reasonable judgment deems material, then:

(A)           the Lender shall promptly notify the Borrower in writing of the happening of such event;

(B)            the Lender shall promptly deliver to the Borrower a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on the Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

(C)            the Borrower shall pay to the Lender, within thirty (30) days after delivery of the certificate referred to in clause (B) above, such an amount or amounts as will compensate the Lender for such additional cost, reduction or payment, only so long as the Lender is treating the Borrower with respect to such reimbursement request in a manner substantially similar to how it is treating its similarly situated borrowers under similar circumstances.

Without limitation of the foregoing, (i) if the Lender makes a demand for compensation pursuant to this paragraph (a), the Borrower may, notwithstanding anything in this Agreement to the contrary, upon notice to the Lender in accordance with Sections 2.03 and 7.02 not later than thirty (30) days following receipt of the certificate referred to in clause (B) above, repay in full the Advances together with accrued interest thereon to the date of prepayment (and, if Borrower timely makes such repayment in full, then no amount under clause (C) shall be owed); and (ii) notwithstanding anything in this Agreement to the contrary, (1) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (2) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable law,” regardless of the date enacted, adopted or issued.

(b)                       No failure on the part of the Lender to demand compensation under paragraph (a) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion, and no failure on the part of the Lender to deliver any certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Lender under this Section.  The protection of this Section shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Lender for compensation hereunder.

Section 7.21                       Capital Adequacy.

(a)                       If the Lender shall have determined that the applicability of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof (and for purposes of this Agreement, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines and directions in connection therewith, and (2) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case, deemed to have been adopted and gone into effect after the date hereof), or compliance by the Lender (or any lending office of the Lender) or the Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or any Advance made by the Lender pursuant hereto to a level below that which the Lender or the Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered, only so long as the Lender is treating the Borrower with respect to such reimbursement request in a manner substantially similar to how it is treating its similarly situated borrowers under similar circumstances.

(b)                       A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender or its holding company as specified in paragraph (a) above shall be delivered to the Borrower and shall be deemed presumptively correct and binding on the Borrower absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate delivered by it within thirty (30) days after their receipt of the same.  Without limitation of the foregoing, (i) if the Lender makes a demand for compensation pursuant to this clause (b), the Borrower may, notwithstanding anything in this Agreement to the contrary, upon notice to the Lender in accordance with Sections 2.03 and 7.02, not later than thirty (30) days following receipt of the certificate referred to in this clause (b), repay in full the Advances together with accrued interest thereon to the date of prepayment (and, if Borrower timely makes such repayment in full, then no amount under this clause (b) shall be owed).

(c)                       Failure on the part of the Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Lender’s right to demand such compensation with respect to such period or any other period.  The protection of this Section shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 7.22                      Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of the Note, this Agreement and the making of any Advance, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitment has not expired or terminated.  The provisions of Sections 7.04, 7.05, 7.10, 7.12, 7.19, 7.20, and 7.21 shall survive and remain in full force and effect regardless of payment in full of all Advances, the termination of the Commitment and the termination of this Agreement or any provision hereof.

Section 7.23                      Credit Reports.  For the avoidance of doubt and without in any way limiting any of the Lender’s rights under any other Loan Document, including, without limitation, any financial statement and/or application delivered by or on behalf of any Loan Party with respect to the Revolving Facility, the Borrower authorizes the Lender to obtain credit reports on the Borrower from time to time until the Revolving Loans are paid in full and the Commitment has terminated, but not more often than annually except in connection with other extensions or proposed extensions of credit to the Borrower by the Lender or any of its Affiliates.

Section 7.24                      Financial Advisor Disclaimer.  The Borrower acknowledges and agrees that notwithstanding any advisory relationship that the Borrower may have with Morgan Stanley Smith Barney with respect to the Securities Account, no advisory relationship with Morgan Stanley Smith Barney exists with respect to the Revolving Facility and the Revolving Loan or in connection with the Borrower’s decision to enter into this Agreement and the other Loan Documents, or the Borrower’s decision to use the Securities Account as collateral for the Revolving Loan.  The Borrower further acknowledges and agrees that neither Morgan Stanley Smith Barney, nor any financial advisor(s) to the Borrower employed by or working as an agent of Morgan Stanley Smith Barney, has acted or is acting as an investment advisor in connection with the Borrower’s decision to enter into this Agreement and the other Loan Documents or the Borrower’s decision to obtain the Revolving Loan and the Borrower is solely responsible for his, her or its decision to enter into this Agreement and to pledge assets in the Securities Account under the Security Agreement and the other Collateral Documents.

Section 7.25                      Lender Affiliates.  The Borrower acknowledges and agrees that it may not use proceeds of Advances to purchase any securities (a) issued by an affiliate (as defined under Regulation W) of the Lender (a “Regulation W Affiliate”), (b) in respect of which, and during any period that, any Regulation W Affiliate has acted as an underwriter, (c) sold by any Regulation W Affiliate acting as a principal, or (d) that would otherwise result in the Lender having to incur a capital charge under Regulation W or being in violation of Regulation W.  If the Borrower makes a purchase in violation of the preceding sentence, Morgan Stanley Smith Barney may cancel or rescind such purchase at the sole cost of the Borrower, without any prior notice to the Borrower.

Section 7.26                      Other Matters.  The Borrower agrees not to use the Lender’s or any of the Lender’s Affiliates’ name, logo, trademark or trade name in any marketing document or any communication with the public, including, without any limitation, a press release or tombstone, except as required by applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Line of Credit Agreement to be executed by their duly authorized officers as of the date first above written.

ISIS PHARMACEUTICALS, INC.

By: /s/ Elizabeth L. Hougen
Name: Elizabeth L. Hougen
Title: SVP Finance and CFO

MORGAN STANLEY PRIVATE BANK, NATIONAL ASSOCIATION

By: /s/ Jared Livingston
Name: Jared Livingston
Title: Authorized Signatory

STATE OF

COUNTY OF

On this ___ day of _________, 2015, before me, the undersigned, personally appeared ___________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that [he][she] executed the same in [his][her] capacity as indicated therein.
______________________________
Notary Public

SCHEDULE I
TO LINE OF CREDIT AGREEMENT WITH
ISIS PHARMACEUTICALS, INC.

CERTAIN DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings:

“Advance” means an advance made pursuant to the Revolving Facility by the Lender to the Borrower under Article II.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote five percent (5%) or more of the voting stock (or equivalent) of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock (or the equivalent thereof), by contract or otherwise.

“Annex” has the meaning specified in Section 4.01(j).

“Authorized Person” means (a) with respect to any entity which is a limited liability company, a manager or authorized member thereof, (b) with respect to any entity which is a corporation, the chief financial officer thereof and, (c) with respect to any entity which is a partnership, the general partner thereof.

“Automatic ACH Payment” has the meaning specified in the Basic Terms.

“Basic Terms” has the meaning set forth in Section 1.02.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Charges” has the meaning specified in Section 7.09.

“CIP” has the meaning specified Section 4.01(j).

“Close Associate” means a Person who is widely and publicly known to maintain an unusually close relationship with a senior political figure, including a Person in a position to conduct substantial domestic and international financial transactions on behalf of such figure.

“Closing Checklist” means the Closing Checklist dated the date hereof prepared by the Lender and delivered to the Borrower setting forth the documents to be executed and/or delivered by the Loan Parties in connection with this Agreement.

“Code” means the Uniform Commercial Code as enacted in the State of New York, as amended from time to time.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

“Collateral Documents” means, collectively, the Security Agreement, all financing statements with respect to the Collateral and any other Loan Document pursuant to which any Collateral is granted to the Lender by any Loan Party.

“Commitment” means the obligation of the Lender to make Advances to the Borrower in an amount up to the lesser of (i) $20,000,000.00 or (ii) an amount equal to the sum of the amounts obtained by multiplying the aggregate Market Value of each type of Collateral in the Securities Account set forth in Column A of Exhibit A hereto times the corresponding percentage specified in Column B of Exhibit A hereto with respect to each such type of Collateral in the Securities Account, all on the terms and conditions set forth in this Agreement.

Schedule I

“Curable Shortfall” has the meaning specified in the Basic Terms.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all capital lease obligations of such Person, (d) all obligations of such Person, contingent or otherwise, in respect of acceptances, letters of credits or similar extensions of credit, (e) all liabilities secured by any Lien on any property owned by such Person, even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person in respect of interest rate or currency protection agreements, (g) all Debt of one or more others guaranteed directly or indirectly in any manner by such Person, and (h) trade debt which is more than ninety (90) days past due.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” has the meaning specified in the Basic Terms.

“Default Shortfall” has the meaning specified in the Basic Terms.

“Default Shortfall Cure Amount” has the meaning specified in the Basic Terms.

“Designated Account” means, in respect of the Borrower, that certain deposit account which may be established and maintained by the Borrower at a financial institution, the account number and location of which shall be provided to the Lender pursuant to the Basic Terms set forth herein.

“EBITDA” means net income (net loss) exclusive of extraordinary gains, if any, plus (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense.

 “Economic Sanctions” has the meaning specified in Section 4.01(l).

“Effective Date” has the meaning specified in Section 3.01.

“Events of Default” has the meaning specified in Section 6.01.

“Fixed LIBO Rate” has the meaning specified in the Basic Terms.

“Fixed SWAP Rate” has the meaning specified in the Basic Terms.

“GAAP” means the generally accepted accounting principles in the United States, consistently applied, or any successor principles.

 “Grantor(s)” means the Borrower and any other Person pledging collateral to secure the obligations of the Borrower under this Agreement.

“Guarantor(s)” means any Person providing a guaranty in favor of the Lender with respect to the Borrower’s obligations under this Agreement.

“Guaranty” means any guaranty agreement in favor of the Lender in connection with this Agreement.

“Immediate Family Member” means, but is not limited to, a Person’s parents, siblings, children and in-laws.

Schedule I - 2

“Indemnified Party” has the meaning specified in Section 7.04(b).

“Intangible Assets” means goodwill, intellectual property (licenses, patents, trademarks, trade names, copyrights, service marks and brand names), experimental expenses, organization expense and any other assets that are properly classified as intangible assets in accordance with GAAP.

 “Interest Period” means, (i) in respect of each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is advanced, converted to or continued as a LIBO Rate Loan and ending on such date that is either one (1), two (2), three (3), four (4), six (6), or twelve (12) months thereafter and (ii) in respect of each SWAP Rate Loan, the period commencing on the date such SWAP Rate Loan is advanced, converted to or continued as a SWAP Rate Loan and ending on the date that is three (3) or five (5) years thereafter, but in no event later than the Termination Date; provided that, (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Letter of Interest” means that certain Letter of Interest dated July 14, 2014 by and between the Lender and the Borrower.

“LIBO Rate” means, for any day, an interest rate per annum equal to the interest rate set forth on the key rates page of www.bloomberg.com as the ICE Benchmark Administration’s (or its successor’s) London Interbank Offered Rate (LIBOR) (or an equivalent rate) for the applicable interest period for such day, or, if such interest rate shall not be so set forth for such day, for the then most  recent day for which such interest rate is so set forth.

“LIBO Rate Loan” means those Advances bearing a fixed interest rate for a specific Interest Period based on the LIBO Rate for that Interest Period.

“Lien” means any lien, security interest, adverse claim or other charge or encumbrance of any kind, or any other type of preferential arrangement having the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Guaranty, and any other document entered into in connection herewith other than any commitment letter entered into with respect to the financing governed by this Agreement, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Party” means any of the Borrower, any Guarantor, any Grantor and any other Person required to become a Guarantor of the Advances pursuant to the terms of this Agreement and/or any Guaranty.

“Major Affiliate” means, as to any Person, any other Person that is a director or officer of such Person, or is an “insider” of such Person for purposes of the Securities Exchange Act of 1934.

“Margin” has the meaning specified in the Basic Terms.

“Market Value” means the value of the Collateral held in the Securities Account as determined by the following standards:  (a) marketable securities shall be determined by reference to the most recent closing bid price reported by the applicable securities exchange or quoted by the National Association of Securities Dealers Automated Quotation System or such other basis as the Lender may determine and (b) cash equivalents on any day shall be determined by reference to the most recent closing bid price reported by the applicable exchange or on such other basis as the Lender may determine.

Schedule I - 3

“Material Adverse Change” means any material adverse change in (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or (b) the value of the Collateral.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party, (b) the rights or remedies of the Lender under this Agreement or the other Loan Documents, (c) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party or (d) the value of the Collateral.

“Maximum Rate” has the meaning specified in Section 7.09.

“Monthly LIBO Rate” means, for any day, the one-month LIBO Rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley Smith Barney” means Morgan Stanley Smith Barney LLC, a Delaware limited liability company, any of its Affiliates (including, without limitation, the Lender) or any successor thereof.

“Note” has the meaning specified in Section 2.01.

“Patriot Act” has the meaning specified in Section 4.01(j).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Politically Exposed Person” means a senior official in the executive, legislative, administrative, military or judicial branch of a government (whether elected or not) or a major political party, a senior executive of a government-owned corporation or a corporation, business or other entity formed by, or for the benefit of, such a figure.

 “Prepayment Premium” shall mean, for any prepayment of any LIBO Rate Loan or SWAP Rate Loan, a premium (as liquidated damages and not as a penalty) equal to the greater of (i) $500.00 and (ii) the amount necessary, in the Lender’s sole and absolute discretion, to compensate the Lender for any losses, costs or expenses that the Lender may incur as a result of such prepayment including, without limitation, any loss (including loss of anticipated profit), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lender to fund and/or hedge such Loan.

“Prime Rate” means, for any day, an interest rate per annum equal to the interest rate set forth on the key rates page of www.bloomberg.com as the Prime Rate (or an equivalent rate) for such day, or, if such interest rate shall not be so set forth for such day, for the then most recent day for which such interest rate is so set forth.

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System of the United States, as now and from time to time hereafter in effect.

“Regulation W” means Regulation W promulgated by the Board of Governors of the Federal Reserve System of the United States, as now and from time to time hereafter in effect.

“Regulation W Affiliate” has the meaning specified in Section 7.25.

“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System of the United States, as now and from time to time hereafter in effect.

Schedule I - 4

“Revolving Facility” means the line of credit facility extended by the Lender to the Borrower hereunder.

“Revolving Loan” means the outstanding principal amount of all Advances.

“S&P” means, Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

“Securities Account” means the account maintained by the Borrower with Morgan Stanley Smith Barney bearing Account No. 109-051983, together with any successor account(s), including, without limitation, any other such account(s) maintained by a Grantor held by Morgan Stanley Smith Barney that is/are custodied and carried on the books of Morgan Stanley Smith Barney that replace(s) or is/are established to supplement the aforesaid numbered account.

“Security Agreement” means the Financial Assets Security Agreement, dated as of the date hereof, made by the Borrower in favor of the Lender.

“Shortfall” has the meaning specified in the Basic Terms.

“Shortfall Cure Amount” has the meaning specified in the Basic Terms.

“Subordinated Debt” means Debt subordinated to the Borrower’s obligations to the Lender pursuant to a subordination agreement in form and substance satisfactory to the Lender.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding voting stock of such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“SWAP Rate” means, for any day, an interest rate per annum equal to the interest rate shown on the Bloomberg service “USSW” screen as the LIBOR swap rate (or an equivalent rate) on such day for the selected interest period or, if such interest rate shall not be so set forth for such day, for the then most recent day for which such interest rate is so set forth.

“SWAP Rate Loan” means those Advances bearing a fixed interest rate for a specific Interest Period based on the SWAP Rate for that Interest Period.

“Tangible Net Worth” means Total Tangible Assets minus Total Liabilities.

“Termination Date” means the earlier of (a) May ___, 2020 and (b) the date of termination in whole of the Commitment pursuant to Section 6.01 or 7.11.

“Total Liabilities” means all liabilities, including (i) capitalized leases, (ii) Subordinated Debt, and (iii) all reserves for deferred taxes and other deferred sums appearing on the liabilities side of the balance sheet of a Person.

“Total Tangible Assets” means all assets excluding the aggregate amount of Intangible Assets.

“Total Unsubordinated Liabilities” means Total Liabilities minus Subordinated Debt.

“Unencumbered Liquid Assets” means unrestricted cash and unrestricted marketable securities acceptable to the Lender in its sole discretion (excluding any cash or marketable securities credited to or held in an Individual Retirement Account or other similar retirement investment account), which can be converted to cash within five (5) Business Days, in either case without the consent of any Person and on which there is no Lien, which may be tested by the Lender in its sole discretion.

Schedule I - 5

“United States Dollars” means lawful money of the United States of America.

Schedule I - 6

SCHEDULE 4.01(g)

TO LINE OF CREDIT AGREEMENT WITH
ISIS PHARMACEUTICALS, INC.

SUBSIDIARIES/MAJOR AFFILIATES

Subsidiaries (all Wholly-Owned by Isis)

Isis USA Limited, a United Kingdom Limited Private Company

PerIsis I Development Corporation, a Delaware Corporation

Symphony GenIsis, Inc., a Delaware Corporation

Akcea Therapeutics, Inc., a Delaware Corporation

Major Affiliates

Spencer R. Berthelsen

Breaux B. Castleman

Stanley T. Crooke

Joseph Klein, III

Joseph Loscalzo

Frederick T. Muto(1)

B. Lynne Parshall

Joseph H. Wender

C. Frank Bennett

Sarah Boyce

Richard S. Geary

Elizabeth L. Hougen

Brett P. Monia

Patrick R. O'Neil

FMR LLC

Schedule 4.01(g)

SCHEDULE 4.01(h)

TO LINE OF CREDIT AGREEMENT WITH
ISIS PHARMACEUTICALS, INC.

OWNERSHIP

Owner	Entity	Percentage
FMR LLC	Isis Pharmaceuticals, Inc.	15.0%(1)
BlackRock, Inc.	Isis Pharmaceuticals, Inc.	8.0%(1)
ClearBridge Investments, LLC	Isis Pharmaceuticals, Inc.	7.6%(1)
The Vanguard Group	Isis Pharmaceuticals, Inc.	6.1%(1)
BB Biotech AG	Isis Pharmaceuticals, Inc.	5.0%(1)
Isis Pharmaceuticals, Inc.	Isis USA Limited	100%
Isis Pharmaceuticals, Inc.	PerIsis I Development Corporation	100%
Isis Pharmaceuticals, Inc.	Symphony GenIsis, Inc.	100%
Isis Pharmaceuticals, Inc.	Akcea Therapeutics, Inc.	100%

(1) Based on most recent filings with the SEC

Schedule 4.01(h)

SCHEDULE 4.01(i)

TO LINE OF CREDIT AGREEMENT WITH
ISIS PHARMACEUTICALS, INC.

EXISTING LIENS

Isis has existing Liens related to equipment leases or financing pursuant to which Isis has granted a security interest in the applicable equipment (and related software/consumables), but not a security interest in any Collateral under this Agreement, each as further described in the UCC-1 reports Isis has provided Lender by separate cover.  The secured parties under such Liens are:

•	Beckman Coulter Inc.

•	General Electric Capital Corporation

•	Fleet Capital Corporation

•	Cisco Systems Capital Corporation

•	RBS Asset Finance, Inc.

•	Navitas Lease Corp.

Schedule 4.01(i)

EXHIBIT A

TO LINE OF CREDIT AGREEMENT WITH
 ISIS PHARMACEUTICALS, INC.

SECURITIES ACCOUNT COLLATERAL MAINTENANCE GUIDELINES

Column A	Column B	Column C	Column D
Type of Pledged Collateral (Note: Any security not specifically listed, and all securities issued by Morgan Stanley or its affiliates, shall be deemed ineligible.)	Loanable Value	Margin Call	Sell-Out
(1) Cash, Cash Equivalents, Commercial Paper and Banker’s Acceptances rated A1 / P1, Money Market Funds, and FDIC-insured, brokered CDs with maturities less than 5yrs	97%	98%	99%
(2) Government Obligations (Direct or Guaranteed), US Treasury Bills, Notes, Bonds and Strips, US Government Agencies (e.g FHLB, FFCB) and related MBS/CMO’s, US Treasury Mutual Funds, and Pre-refunded Bonds collateralized by any of these securities
(a) Tenor less than 5 years
(b) Tenor 5-9 years
(c) Tenor 10-19 years
(d) Tenor 20+ years

	96% 94% 92% 90%	96% 94% 93% 91%	97% 95% 94% 92%
(3) All other US Government Agency Debt (e.g. FNMA, FHLMC): (a) Tenor less than 5 years (b) Tenor 5-9 years (c) Tenor 10-19 years (d) Tenor 20+ years	96% 92% 88% 82%	96% 93% 90% 85%	97% 95% 92% 89%
(4) State and Municipal Obligations with no position > 15% of the current outstanding issuance** (a) rated* AAA through BBB- (b) rated* BB+ or BB	84% 70%	87% 73%	89% 76%
(5) Non-Convertible Corp Bonds with a price ≥$40, a current outstanding issuance of at least $25 million, and no position >15% of the issue size
(a) rated* AAA through AA-
(b) rated* A+ through BBB-
(c) rated* BB+ or BB

	89% 84% 70%	92% 87% 73%	94% 89% 76%
(6) Municipal Bond and Corporate Bond Mutual Funds trading >=$4/sha (open end after 30-days and closed end)	80%	83%	86%
(7) Convertible Corp Bonds with a price ≥$40, a current outstanding issuance of at least $25 million, and no position >15% of the issue size	72%	75%	78%

Exhibit A

(8) Diversified Common, Preferred and Convertible Preferred Equities and Unit Investment Trusts trading on a National Securities Exchange as defined by the Securities Exchange Act of 1934:**

(a) >= $10.00/sha
(b) $9.00-$9.99/sha
(c) $8.00-$8.99/sha
(d) $7.00-$7.99/sha
(e) $4.00-$6.99/sha
	75% 60% 50% 50% 50%	78% 65% 60% 55% 53%	80% 70% 65% 60% 55%
(9) Diversified ADRs trading >= $10/sha on a National Securities Exchange as defined by the Securities Exchange Act of 1934:**	75%	78%	80%
(10) Balanced and Diversified Stock Mutual Funds (open end after 30-days and closed end) and Exchange Traded Funds. On-shore funds only. (a) >=$4/sha (b) $2.00-$3.99/sha	80% 0%	83% 70%	86% 74%
(11) Specialized / Sector and International Mutual Funds and ETFs >=$4/sha. Includes High Yield, levered or inverse Mutual Funds and ETFs.	70%	73%	76%

* The lower of Moody’s or S&P.
** Thereafter, no one issuer of equity securities covered by row 8 represents more than 25% of the long market value of the collateral.

Credit Risk Management reserves the right to decrease these percentages as warranted on a case by case basis.

Exhibit A